                                        CONFIDENTIAL TREATMENT
[LETTERHEAD]

                                   * =  Confidential portions of material have
                                        been omitted and filed separately with
                                        the Securities and Exchange Commission.
December 30, 1993

VIA FACSIMILE 011-49-30-468-1381

Schering A.G.
Mullerstrausse 170-178
W-1000
Berlin 65
GERMANY

Attention:  Mr. Hendrik Ruschke, Manager
            Commercial Coordination Japan/USA

Re:  REGULATORY FILING, DEVELOPMENT AND SUPPLY AGREEMENT

Dear Sirs:

This letter is to confirm our understanding as to certain matters relating to the operation and administration of the Regulatory Filing, Development and Supply Agreement by and among Chiron and Schering A.G. dated as of May 10, 1993 (the "Supply Agreement"). Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as in the Supply Agreement. We agree on the following points:

1.   COSTS OF ELA/PLA

     (a) Chiron has provided to Schering invoices and estimates of amounts incurred by Chiron, pursuant to Section 6.5 of the Supply Agreement, for the preparation of responses to the FDA concerning the ELA/PLA, for obtaining the approval thereof, and for maintaining the ELA/PLA during the second, third and fourth calendar quarters of 1993, that is April 1, 1993 through December 31, 1993 (the "Cost Period"). The parties have disagreed as to the amount of such costs that are subject to reimbursement to Chiron under the Supply Agreement, and now agree to a compromise amount to be reimbursed for the Cost Period. The amount agreed upon to be reimbursed for the total Cost Period is * (the "Final Cost"), which consists of the following: * for the second calendar quarter; *
for the third calendar quarter; and   *  for the fourth calendar quarter.
Schering shall pay the amount of the Final Cost within 15 days after the execution of this Letter Agreement.

                                   * =  Confidential portions of material have
                                        been omitted and filed separately with
                                        the Securities and Exchange Commission.

Mr. Hendrik Ruschke, Schering A.G.
December 30, 1993
Page 2

     (b) Schering and Chiron agree that this compromise is a final settlement of cost reimbursements relating to the ELA/PLA for any and all periods during or prior to the Cost Period, including periods prior to the effective date of the Supply Agreement, and each party waives any rights such party may have with respect to the determination of such amounts, including without limitation any rights to claim additional costs, or to audit such costs, for any period prior to the end of the Cost Period. Neither the compromise reached hereunder, nor any communications or calculations used to determine such compromise amount shall be deemed to be an admission by either party, or to create any precedent, with respect to the reimbursement of similar costs as to any period subsequent to the Cost Period. For any ELA/PLA costs incurred after the Cost Period, reimbursement shall be determined by the Supply Agreement, and the parties shall mutually agree upon mechanisms for promptly determining budgets for such costs.

2.   ACCELERATION OF PAYMENTS

     (a) Chiron shall have the option, which it hereby exercises, to accelerate the payment of amounts contemplated under Section 9.2 of the Supply Agreement, with respect to Vials shipped (other than "Non-Revenue Vials" shipped pursuant to Section 9.7 of the Supply Agreement) during the Option Period (as defined below) for sale in the United States. The Option Period shall be deemed to commence with the shipments of Vials commencing after September 30, 1993 (I.E. with the * Vials shipped in the fourth quarter), and terminates effective on the earlier of (i) October 1, 1995 or (ii) the beginning of the first calendar quarter in which Chiron ships to Schering or its Affiliates a total of * or more Vials during such quarter pursuant to the Supply Agreement. Accordingly, for each shipment of Vials by Chiron during the Option Period, Schering shall pay to Chiron on a non-refundable basis (except as provided for herein or in the Supply Agreement) an amount, determined as set forth below, which represents an estimate of the amount that would otherwise be payable based on sales of such Vials pursuant to Section 9.2 (the "Payment"). Such Payment shall be made within 90 days after receipt of the related invoice.

     (b) The amount of each Payment shall be determined by multiplying the number of Vials shipped by * percent of the Estimated Sales Price per Vial. The initial Estimated Sales Price per Vial is * and the Payment is the number of Vials


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                                   * =  Confidential portions of material have
                                        been omitted and filed separately with
                                        the Securities and Exchange Commission.

Mr. Hendrik Ruschke, Schering A.G.
December 30, 1993
Page 3

shipped multiplied by * Such Estimated Sales Price per Vial shall be adjusted for each quarter during the first two weeks of such quarter based on the reasonable, good faith judgment of Schering using the most current sales information available for each shipment of Vials for which a Payment is made. After reviewing the actual sales history of a quarter, Schering may make further adjustments to the Payment amount within 7 business days after the end of such quarter, in Schering's sole judgment. Any such adjustments made within 7 business days after the end of the quarter shall be effective for that entire quarter, and amounts previously invoiced for such quarter shall be reinvoiced to reflect such adjustment. Schering shall not be obligated to make an additional per Vial payment (i.e. * per Vial) on the shipment of Vials under Section 9.1, it being understood and agreed that such a payment would be included in the Payment and that the Payment will not, in any event, be less than the amount that would be payable under the Supply Agreement in the absence of this Letter Agreement. The provisions of Section 9.1 respecting payments for Vial Equivalents shall not be affected by this Letter Agreement.

     (c) Within 60 days after the end of each calendar quarter during which Vials are sold for which a Payment was made hereunder, Schering shall report, pursuant to Section 10.1 of the Supply Agreement, the actual Net Sales respecting such Vials and the difference between (i) * percent of such actual Net Sales and (ii) the Payment that was made for such Vials. With such report Schering shall pay Chiron the difference if the amount in clause
(i) is greater than the amount in clause (ii). If the amount in clause (ii) is greater than the amount in clause (i), then Schering shall be entitled to a credit equal to the difference, which shall be applied as follows:

          (1) Such credit shall be calculated on an average per Vial basis, by dividing the difference calculated as described above by the number of Vials sold during the calendar quarter for which a Payment was made hereunder. In no event shall the per Vial credit exceed * percent of the Estimated Sales Price per Vial used to determine the applicable Payment, pursuant to subparagraph (b) above.

          (2) Schering shall be entitled to apply the per Vial credit so calculated only against Vials transferred to Schering in calendar quarters after the quarter for which the Payment was made; provided, however, that if such credit is not fully applied during the two calendar quarters after the quarter

                                   * =  Confidential portions of material have
                                        been omitted and filed separately with
                                        the Securities and Exchange Commission.

Mr. Hendrik Ruschke, Schering A.G.
December 30, 1993
Page 4

     for which the Payment was made, such credit shall be refunded in cash.

     (d) Chiron shall have the right to terminate the provisions of this Paragraph 2 at any time by written notice to Schering, and/or to cancel any Payment. After a termination of the provisions of this Paragraph 2, no further Payments shall be made under the terms of this Letter Agreement, and payment shall be made for Vials as originally set forth in the Supply Agreement. If the Option Period terminates effective as of the beginning of a quarter pursuant to clause (ii) in the second sentence of Paragraph 2(a) and Chiron has submitted invoices for Payments under this Letter Agreement for shipments made during that quarter (I.E., before determining that shipments will exceed * Vials), Chiron will reissue invoices in the amounts payable under the Supply Agreement.

     (e) Except as set forth herein, the terms of the Supply Agreement relating to payment for Vials shall remain in force and effect during the Option Period, including but not limited to those provisions relating to Non-Revenue Vials (Section 9.7) and Indigent and Rebate Vials (Section 9.3).

3.   INVOICE

Prior to December 31, 1993, Chiron will submit an invoice for approximately * Vials which have recently been shipped to Berlex, indicating the Payment as the purchase price. Schering will pay such invoice in accordance with Paragraph 2 above.

4.   OTHER PROVISIONS

Except as otherwise set forth herein the terms of the Supply Agreement shall continue in full force and effect.

Mr. Hendrik Ruschke, Schering A.G.
December 30, 1993
Page 5

If the foregoing provisions accurately reflect your understanding of our agreement, please sign both copies of this letter in the place indicated below and return one copy to my attention for the records of Chiron.

Very truly yours,                       AGREED AND ACCEPTED:

Chiron Corporation                      Schering A.G.


/s/ Dennis L. Winger                    By:  /s/ Klaus Pohle
------------------------------               ------------------------------
Dennis L. Winger
Senior Vice President,                  Print Name:  Prof. Dr. Klaus Pohle
Finance and Administration                           ----------------------

                                        Title:  Vorstandsmitglied
                                                ---------------------------

                                        Date:
                                               ----------------------------


                                        By:  /s/ Hubertus Erlen
                                             ------------------------------

                                        Print Name:  Dr. Hubertus Erlen
                                                     ----------------------


                                        Title:  Vorstandsmitglied
                                                ---------------------------

                                        Date:
                                               ----------------------------